UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 1, 2008
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
Effective as of the open of business on April 1, 2008, Omega Financial Corporation (Omega), a Pennsylvania corporation, merged with and into F.N.B. Corporation (FNB), a Florida corporation, pursuant to the Agreement and Plan of Merger dated November 8, 2007 (the Merger Agreement) between FNB and Omega (the Merger). Also, Omega’s wholly owned subsidiary, Omega Bank, was merged with and into First National Bank of Pennsylvania, a wholly owned subsidiary of FNB, effective as of the open of business on April 1, 2008. As of December 31, 2007, Omega had total assets of $1.8 billion, total liabilities of $1.5 billion and total stockholders’ equity of $334.7 million.
As a result of the Merger, each outstanding share of Omega common stock was converted into the right to receive 2.022 shares of FNB’s common stock. Therefore, FNB is issuing approximately 25.3 million shares of FNB’s common stock as a result of the Merger. FNB included a copy of the Merger Agreement as Appendix A to FNB’s Registration Statement on Form S-4, as amended, which FNB filed with the Securities and Exchange Commission (the Commission) on January 25, 2008. The Merger Agreement is incorporated into this Item 2.01 by reference. A copy of the press release announcing the closing of the Merger is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.01 by reference.
ITEM 2.03. CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
As a result of the completion of the merger described in Item 2.01, FNB became obligated under Omega’s short-term and long-term obligations to the Federal Home Loan Bank (FHLB) identified in the table below (dollars in thousands):

		Principal
Issue	Maturity	Amount	Interest
Date	Date	Outstanding	Rate
04/01/03	04/01/08	$5,000	3.290%
08/31/04	08/31/09	5,000	3.875%
01/22/07	01/22/10	5,000	5.160%
09/29/00	09/29/10	1,267	6.800%
10/03/05	10/04/10	10,000	4.740%
10/03/00	10/04/10	587	6.780%
10/03/00	10/04/10	391	6.780%
02/01/01	02/01/11	563	5.670%
02/01/01	02/01/11	1,267	5.670%
02/01/01	02/01/11	370	5.670%
02/03/06	02/03/11	1,500	5.110%
09/01/94	09/01/14	21	5.000%
12/30/94	12/30/14	22	5.000%
01/31/95	02/02/15	10	5.000%
02/08/95	02/09/15	18	5.000%
02/27/95	02/27/15	17	5.000%
02/27/95	02/27/15	1	5.000%
04/16/99	04/16/19	25	5.500%

FNB also became obligated under various other long-term financial obligations of Omega as a result of the merger. These obligations are summarized in the table below (dollars in thousands):

			Principal
	Issue	Maturity	Amount	Interest
Description	Date	Date	Outstanding	Rate
Subordinated debenture	02/22/01	02/22/31	$18,581	8.64%
Subordinated debenture	10/18/04	10/18/34	37,114	5.98%
Additionally, in the normal course of business, Omega was a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit that involve certain elements of credit risk in excess of the amount stated in the balance sheet. As a result of the merger, FNB became subject to these instruments.
Credit risk in the event of non-performance by the customer is represented by the contractual amount of those instruments. The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to normal credit policies. Since many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements.
Following is a summary of off-balance sheet credit risk information that FNB assumed from Omega as a result of completion of the merger (dollars in thousands):

Unused commitments to extend credit	$296,200
Standby letters of credit	30,895

$327,095

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On April 1, 2008, FNB announced the appointment of Phillip E. Gingerich, D. Stephen Martz and Stanton R. Sheetz to its Board of Directors. Mr. Gingerich, Mr. Martz and Mr. Sheetz were previously directors of Omega, which FNB acquired effective April 1, 2008. The Merger Agreement between FNB and Omega required FNB to appoint three directors from Omega’s Board of Directors to serve on FNB’s Board of Directors. Mr. Gingerich, Mr. Martz and Mr. Sheetz have not been named to serve on any committees of FNB’s Board of Directors at this time. Additional information relating to these directors can be found in FNB’s 2008 Proxy Statement that was filed with the Commission on March 31, 2008.
On April 1, 2008, Robert V. New, Jr., President of FNB, also assumed duties of Chief Executive Officer of FNB, as disclosed in a Form 8-K dated October 10, 2007, which has previously been filed with the Commission.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(a)	Financial Statements of Businesses Acquired

Financial statements of Omega required by this item, if any, will be filed by amendment to this Current Report on Form 8-K not later than June 17, 2008, 71 days after the date that this Report is required to be filed with the Commission.

(b)	Pro Forma Financial Information

Pro forma financial information required by this item, if any, will be filed by amendment to this Current Report on Form 8-K not later than June 17, 2008, 71 days after the date that this Report is required to be filed with the Commission.

(d)	Exhibits
2.1	Agreement and Plan of Merger between F.N.B. Corporation and Omega Financial Corporation dated November 8, 2007 (incorporated by reference to FNB’s Registration Statement on Form S-4, as amended (Registration No. 333-148117)).

99.1	Press release dated April 1, 2008 announcing the completion of the merger of Omega Financial Corporation with F.N.B. Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)
By:	/s/ Brian F. Lilly
Name:	Brian F. Lilly
Title:	Chief Financial Officer (Principal Financial Officer)

Dated: April 1, 2008